FOR IMMEDIATE RELEASE
Contact
Stephen P. Hall
Chief Financial Officer
336-290-8721
TriPath Imaging Stockholders Approve Merger with Becton, Dickinson and Company
BURLINGTON, N.C., December 19, 2006 — TriPath Imaging, Inc. (Nasdaq: TPTH) today announced that its stockholders have approved its merger agreement with BD (Becton, Dickinson and Company) (NYSE: BDX), pursuant to which BD will acquire the approximately 93.5% of the outstanding shares of TriPath Imaging, Inc. that BD does not currently own. Under the agreement, BD will pay $9.25 per share of TriPath Imaging common stock and will cash out TriPath Imaging options and stock appreciation rights based on the same per share consideration. The transaction is expected to close on or about December 20, 2006.
About TriPath Imaging
TriPath Imaging, Inc., headquartered in Burlington, North Carolina, develops, manufactures, markets and sells innovative solutions to improve the clinical management of cancer, including detection, diagnosis, staging and treatment. TriPath Oncology, a wholly owned subsidiary of TriPath Imaging, develops molecular diagnostic products for malignant melanoma and cancers of the cervix, breast, ovary and prostate.
SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS
Statements in this document regarding the proposed transaction between BD and TriPath Imaging, the expected timetable for completing the transaction, and any other statements about TriPath Imaging managements’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to consummate the transaction, completion of closing conditions and factors described in TriPath Imaging’s Annual Report on Form 10-K for the year ended December 31, 2005 and its most recent quarterly report filed with the SEC.